Exhibit 21.1

Subsidiaries of Gaucho Group Holdings, Inc.

1.	Gaucho Group, Inc., a Delaware corporation (owned 100% by GGH)

2.	InvestProperty Group, LLC, a Delaware limited liability company

3.	Algodon Global Properties, LLC, a Delaware limited liability company

4.	Gaucho Ventures I – Las Vegas, LLC., a Delaware limited liability company

5.	DPEC Capital, Inc., a Delaware corporation (non-operating)

6.	The Algódon – Recoleta S.R.L., an Argentine Sociedad de Responsabilidad Limitada (owned 100% through InvestProperty Group, LLC, Algodon Global Properties, LLC, and Algodon Properties II S.R.L.)

7.	Algodon Properties II S.R.L., an Argentine Sociedad de Responsabilidad Limitada (owned 100% through InvestProperty Group, LLC and Algodon Global Properties, LLC)

8.	Algodon Wine Estates S.R.L., an Argentine Sociedad de Responsabilidad Limitada (owned 100% through InvestProperty Group, LLC, Algodon Global Properties, LLC, Algodon Properties II S.R.L. and The Algódon – Recoleta S.R.L.)

9.	Gaucho Development S.R.L., an Argentine Sociedad de Responsabilidad Limitada (owned 100% through InvestProperty Group, LLC and Algodon Wine Estates S.R.L.)